EXHIBIT 10.16

MediciNova, Inc.

4350 La Jolla Village Drive

Suite 950

San Diego, CA 92122

April 26, 2004

Dr. Joji (George) Suzuki

267-2 Yamate-cho, Naka-ku,

Yokohama, Kanagawa 231-0862

JAPAN

Dear Dr. Suzuki:

This letter sets forth the basic terms and conditions of your employment with MediciNova, Inc., a Delaware corporation (the “Company”) and is contingent upon the results of your background check. Your effective date of hire will be Monday, May 10, 2004. By signing this letter, you will be agreeing to the terms set forth in this letter. It is important that you understand clearly both what your benefits are and what the Company expects of you.

1.    Salary. Your salary will initially be set at $15,000 monthly. Any amounts paid as salary may be subject to regular payroll deductions, if applicable, and will be paid on a monthly basis. As a general matter, your salary will be reviewed annually, but the Company reserves the right to change your compensation from time to time on reasonable notice. You will receive an annual discretional, performance-based bonus at the end of the year of up to 20% of the base salary and up to $10,000 of relocation support if there is a move within Japan within 12 months of hire. In addition, you will be granted 100,000 shares of stock options under the 2000 stock option plan, vesting over 4 years. (plan documents will be provided.)

2.    Duties. Your job title will be Senior Director, Finance, reporting to the CEO.

As an employee of the Company, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are also required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (See also Term of Employment in Paragraph 7 below).

Normal business hours of the Company are from 8:30a.m. to 5:00 p.m. Monday through Friday. However, these hours may change as needed to meet the business needs of the Company. As an employee exempt from overtime pay, you are expected to work the number of hours required to get the job done.

3.    Other Activity. You may engage in outside consulting or advisory work on your own time, upon prior written consent of the CEO, provided that it does not interfere with your work and provided that it is not competitive with the Company or that it will not create a conflict of interest with the Company, or that it will not otherwise interfere with the business of the Company, or any affiliate of the Company, or your duties as an employee of the Company.

4.    Proprietary Information Agreement. You will be required to sign and abide by the terms of the attached Proprietary Information and Inventions Agreement, which is incorporated into this agreement by reference as Exhibit A.

5.    Representations and Warranties of Employee. You represent and warrant to the Company that you are not subject to any non-compete, non-solicitation, or non-disclosure agreements with third parties that will prohibit or restrict your employment by the Company, the performance of your duties as an employee, or that will require the disclosure of any third party’s confidential information. You further agree to indemnify and hold the Company harmless from and against any claims, damages, liabilities, or expenses, including attorneys’ fees, if at any time your representations in this regard shall cease to be true and accurate. You further represent and warrant that all information provided to the Company during your application for employment, including your application and resume, is true and correct.

6.    Employee Benefits. You will be eligible to receive 3 weeks annual paid time off (“PTO”) from work for vacations, personal business, personal illness or family business in accordance with the Company’s current “PTO” policy and holidays. You will receive a benefits adjustment for $15,000, equally divided monthly. You will also be eligible for life and disability insurance. You will be responsible to take the necessary steps to ensure that you are covered by workers’ compensation insurance, unemployment, and pension and welfare under the Japanese system. The Company will contribute 50% of the premium cost as required by Japanese law.

7.    Term of Employment. Your employment with the Company is “at-will.” This means that either you or the Company can terminate your employment at any time for any reason, with or without cause. As per Japanese Labor Standards Law, the Company will provide at least 30-days prior dismissal notice or 30-days pay in lieu thereof or a combination of such notice and pay requirements. In addition, you, the employee, will give the Company 8 weeks notice of your intention to leave the company’s employ. At-will employment, but for “not-for-cause” termination, the company will provide 6 months of severance after completion of a probationary period after 3 months of employment that will be canceled upon your new employment after termination.

Other than the CEO of the Company, no one may make any agreement for any relationship other than “at will,” and any such agreement must be in writing signed by the President. No implied contract concerning the duration of your position with the Company can arise or be created by any means, including any statement, conduct, policy or practice. All other terms and conditions of your position with the Company may be modified at the sole discretion of the Company with or without cause and with or without notice. Examples of the types of such terms and conditions which are within the sole discretion of the Company include, but are not limited to, the following: promotion; demotion; transfers; hiring decision; compensation; benefits; qualifications; discipline; layoff or recall; rules; hours and schedules; work assignments; job duties and responsibilities; production standards; subcontracting; reduction, cessation or expansion of operations; sale, relocation, merger or consolidation of operations; determinations concerning the use of equipment, methods or facilities; or any other terms and conditions that the Company may determine to be necessary for the safe, efficient and economic operation of its business. Other than the CEO, no one may make any agreement limiting the Company’s discretion to modify such other terms and conditions. Only the CEO may make any such agreement and then only in writing. No implied contract concerning any such other term or condition of your relationship with the Company can be established by any other statement, conduct, policy or practice.

8.    Resolution of Disputes. You agree that any controversy or claim arising out of or relating to this agreement or any other written agreement between you and the Company, the actual or alleged breach of any such agreement, or the relationship between you and the Company shall, to the fullest extent authorized by law, be resolved through binding arbitration in San Diego, California. Such arbitration shall be conducted pursuant to the Company’s Arbitration Policy & Agreement, a copy of which is attached hereto and incorporated herein by reference as Exhibit B. Arbitration shall be the exclusive and binding dispute resolution process between you and the Company. All decisions of the arbitrator shall be final, binding, and conclusive on all parties.

You acknowledge that by agreeing to the Company’s Arbitration Policy, both you and the Company are waiving their respective rights to have disputes resolved in a court of law and to a jury trial with respect to claims rising from or relating to this agreement, including claims encompassed by the arbitration agreement, and are proceeding with an adjudication process with limited discovery rights and limited appeal rights. A neutral arbitrator, rather than a judge or jury, will decide the dispute.

9.    Integrated Agreement. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the President of the Company. Notwithstanding the foregoing, nothing in this Agreement limits, amends or supersedes the Proprietary Information and Inventions Agreement or the Arbitration Policy & Agreement entered into between the Company and Employee.

10.    Choice of Law/Venue. The formation, construction, and performance of this Agreement will be construed in accordance with the laws of Japan. The parties agree that the venue for any proceeding related to or arising out of this Agreement shall be San Diego, California.

11.    Construction/Breach. This Agreement shall not be construed for or against either party on the ground that such party, or its legal representative, drafted the Agreement or any portion thereof. The waiver of any breach of this Agreement by either party shall not constitute a waiver of consent to any further or subsequent breach by any party.

12.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

Joji, we look forward to having you join the Company. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter, which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

By:	/s/ Takashi Kiyoizumi
Takashi Kiyoizumi, M.D., Ph.D.
President & CEO
MediciNova, Inc.

I agree to the terms of employment set forth in this Agreement.

Signature:	/s/ Joji Suzuki	May 10th, 2004
Name:	Joji Suzuki	Date

EXHIBIT A

Proprietary Information and Inventions Agreement

MediciNova, Inc.

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, California 92122

Ladies and Gentlemen:

I recognize that MediciNova, Inc., a Delaware corporation (the “Company”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future).

I understand that:

A.    As part of my employment by the Company (with the term “employment,” as used herein, to include any consulting relationship), I am expected to make new contributions and inventions of value to the Company.

B.    My employment creates a relationship of confidence and trust between me and the Company and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information:

(1)	applicable to the business of the Company; or

(2)	applicable to the business of any client, partner or customer of the Company,

which may be made known to me by the Company or by any client, partner or customer of the Company, or learned by me during the period of my employment.

C.    The Company has or will acquire information, which is not generally known to the public, which has commercial value to the Company, and which has been or will be created, discovered or developed by others or me. Additionally, the Company has or will acquire information from third parties such as clients, partners or customers which also has commercial value to the Company and which has been received by the Company in confidence. All of the aforementioned information is hereinafter called “Confidential Information.”

By way of illustration and not limitation, Confidential Information includes all data (except that which is publicly available), formula, research work product, inventions (whether or not patentable or copy writable), compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, video, informational or other data or content), business and marketing development plans, customer lists, budgets and unpublished financial statements, licenses and license agreements, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures, information regarding the skills and compensation of other employees of the Company and other information concerning the actual or anticipated business, research or development of the Company or its actual or potential clients, partners, customers or affiliated entities or which is or has been generated or received in confidence by or for the Company by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents, samples, prototypes, models, products and the like. Information, and information regarding the specific needs, programs and business of the Company’s clients, partners, customers or affiliated entities. “Confidential Information” can also include information which is publicly available, if such information is being used in a unique or non-publicly known fashion, or in combination with other information, in a way that is not generally known to competitors or to the scientific community. “Confidential Information” includes all tangible and intangible embodiments of the information listed in this paragraph including all writings, electronically-stored data and information maintained or stored in any mode or fashion.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

All Confidential Information shall be the sole property of the Company and its assigns. The Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Confidential Information. At all times during my employment by the Company and at all times after termination of my employment by me or by the Company for any reason (“Termination”), I will hold in confidence and trust all Confidential Information. I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of (or consultant to) the Company.

Without limiting the terms of my employment with the Company, I agree that during the period of my employment by the Company I will not engage in any employment or activity in any business that is directly or indirectly competitive with the Company or would otherwise conflict with my employment by the Company.

All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Even should the Company not so request, I shall return and deliver all such property upon Termination and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection and search by Company personnel at any time with or without notice.

I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of Prior Inventions (as defined in Section 8 below), that conflict or may conflict with the interests of the Company. I understand that I am required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development, service, product or product line of the Company, (ii) a manufacturing, development or research methodology or process of the Company or (iii) any activity that I may be involved with on behalf of the Company.

I shall promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how, data and the like, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company which are related to or useful in the business of the Company, or result from tasks assigned to me by the Company, or result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how, data and the like shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, laboratory notebooks or records, documentation, drawings and in any other form that may be required by the Company) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be made available to and remain the sole property of the Company at all times.

I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto. I hereby assign to the Company any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.” I also acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101), as amended. I further agree as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents and copyrights on Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents and copyrights for Inventions in any and all countries shall continue beyond Termination, but the Company shall compensate me at a reasonable rate after Termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions, continuations in part or preservation of rights in respect thereof), I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

As a matter of record I have identified on Exhibit A hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company (“Prior Inventions”) which I desire to remove from the operation of this Agreement. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention on Exhibit A hereto but am only to disclose a cursory name for each such Prior Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason. I represent that my list of Prior Inventions is complete. If no such list of Prior Inventions is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by the Company. Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process, application, machine or invention, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company product, process, application, machine or invention without the Company’s prior written consent.

If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of the Company were used and which were developed entirely on my own time, and (i) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of the Company, or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by me for the Company). Notwithstanding the foregoing, I shall disclose in confidence to the Company any invention in order to permit the Company to make a determination as to my compliance with the terms and conditions of this Agreement.

I represent that my performance of the terms of this Agreement and my employment by the Company does not and will not breach any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by the Company, (ii) obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect. I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith.

I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by the Company, I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at or for the Company any equipment, supplies, facilities, trade secrets or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to the Company a copy of) written authorization for their possession and use.

I also understand that, during the course of my employment by the Company, I am not to breach any obligation of confidentiality to others, and I agree that I shall fulfill all such obligations during my employment by the Company. A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to the Company.

I agree that during the term of my employment with the Company and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of the Company to leave the employ of the Company or to otherwise end such employee’s or consultant’s relationships with the Company or (ii) other than on behalf of the Company, induce or attempt to induce any other person to terminate a relationship with the Company.

After Termination, I hereby consent to the notification of my new employer (if any) of my rights and obligations under this Agreement.

I acknowledge that, due to the uniqueness of my relationship with the Company, the Company would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

This Agreement shall be effective as of the first day of my employment by the Company and shall survive Termination. The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship between myself and the Company (including, if applicable, any such relationship which may follow the termination of my status as an employee of the Company or which may precede my status as an employee of the Company). Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship persists following the termination of my status as an employee of the Company (if applicable).

This Agreement does not constitute a contract of employment for a specific term. The employment relationship between the Company and me remains a relationship of employment at will, which may be terminated by either party with or without cause.

This Information and Inventions Agreement supercedes any previous agreements on the same subject hereof between me and the Company. However, it does not effect or supercede any written employment contracts, stock option agreements or other written agreements between me and the Company not addressing the subject of the Company’s intellectual property, proprietary information, confidential information, inventions or obligations regarding the same.

This Agreement shall not be construed for or against any party on the ground that such party or its legal representative, drafted this Agreement or any provision hereof. The waiver of any breach of any provision of this Agreement by either party shall not constitute a waiver or consent to any further or subsequent breach by any party.

The term “Company,” as used herein, shall include any predecessor entity as well as any subsidiary or affiliate of the Company.

This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

This Agreement shall be governed by and construed in accordance with the laws of Japan, without regard to the conflicts of law principles thereof.

I have read this Agreement carefully and understand its terms. The list of Prior Inventions attached on Exhibit A is complete.

Dated: May 10, 2004	Signature:	/s/ Joji Suzuki
	Name:	Joji Suzuki

Accepted and Agreed to this 10th day of May, 2004

MediciNova, Inc., a Delaware corporation

By:	/s/ Takashi Kiyoizumi
Takashi Kiyoizumi, M.D., Ph.D.
Its:	President and CEO

Exhibit A

(*A)

Prior Inventions

(c)	Prior Inventions. Except as set forth in part (b) below, the following is a complete list of all Prior Inventions (as defined in Section 8 of the Proprietary Information and Inventions Agreement to which this Exhibit is attached) relevant to the present business of the Company:

X None.

❒ See below.

❒ Additional sheets attached.

(d)	Confidential Prior Inventions. Due to a prior confidentiality agreement, I cannot complete the disclosure with respect to the inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

4.

5.

❒ Additional Sheets Attached.

EXHIBIT B

Arbitration Policy And Agreement

1.    Both MediciNova, Inc. (the “Company”) and the undersigned Employee, Joji Suzuki, (collectively referred to as the “Parties”) acknowledge and agree that in the event disputes arise between them, both Parties will be bound by this Arbitration Agreement which provides for final and binding arbitration for disputes arising out of or relating to the Employee’s employment with the Company, the termination of his or her employment, and/or any agreements previously or hereafter entered into between Employee and the Company.

BOTH THE COMPANY AND THE UNDERSIGNED EMPLOYEE EXPRESSLY WAIVE ANY RIGHT THAT EITHER PARTY HAS OR MAY HAVE TO A CIVIL JURY TRIAL OF ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, INCLUDING CLAIMS OF DISCRIMINATION AND HARASSMENT. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE ANY SUCH DISPUTE.

BOTH PARTIES AGREE THAT NO ACTION MAY BE BROUGHT IN COURT EXCEPT ACTIONS TO COMPEL ARBITRATION, TO OBTAIN THE DISMISSAL OF ACTIONS FILED IN COURT IN CONTRAVENTION OF THIS ARBITRATION AGREEMENT, OR TO SEEK TEMPORARY INJUNCTIVE RELIEF AS MAY BE ALLOWED BY STATE OR FEDERAL LAW.

THE COMPANY’S OFFICERS, MANAGERS, SUPERVISORS, EMPLOYEES, PREDECESSORS, SUCCESSORS AND ASSIGNS SHALL BE A PARTY TO AND BOUND BY THIS ARBITRATION AGREEMENT. ANY CLAIMS BETWEEN EMPLOYEE AND THE COMPANY’S OFFICERS, MANAGERS, SUPERVISORS, EMPLOYEES, PREDECESSORS, SUCCESSORS AND ASSIGNS THAT ARISE OUT OF OR RELATE TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY SHALL ALSO BE SETTLED BY FINAL AND BINDING ARBITRATION.

THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IS ENTERED INTO, INTENDED TO COMPLY WITH, AND IS ENFORCEABLE PURSUANT TO THE PROVISIONS OF THE FEDERAL ARBITRATION ACT (“FAA”), 9 U.S.C. § 1, ET SEQ.

2.    The purpose of this Arbitration Agreement is to encourage the speedy, cost-effective and confidential resolution of any disputes covered by this Arbitration Agreement between the Company and Employee concerning any of the terms, conditions, benefits and/or termination of employment. The claims covered by this Arbitration Agreement include, but are not limited to claims for wages and other compensation, claims for breach of any contract, tort claims, claims for discrimination and/or harassment (including but not limited to race, color, sex, religion, national origin, age, marital status, citizenship status, sexual orientation, medical condition or disability), claims for violation of any public policy, claims for benefits, claims for wrongful termination, claims for the return of Company funds or property, claims for breach of duty of loyalty, claims for unfair competition and misappropriation of trade secrets, and claims for violation of any law, statute, regulation or ordinance.

Claims that Employee may have for workers’ compensation or unemployment insurance benefits are not covered by this Arbitration Agreement. This Arbitration Agreement also excludes from its coverage claims based on any state or federal law that have been determined by the controlling judicial authority of appropriate jurisdiction not to be arbitrable pursuant to pre-dispute arbitration agreements such as this Arbitration Agreement.

Title VII claims are covered by this Arbitration Agreement to the extent authorized by law. Title VII is the federal statute that prohibits discrimination on the basis of race, color, religion, sex, national origin as well as retaliation for opposing such discrimination.

3.    The consideration for this Agreement shall include the Parties’ mutual desire and exchange of promises to arbitrate their disputes rather than litigate them before courts or other bodies as well as the Company’s initial employment or continued employment of Employee.

4.    Nothing in this Arbitration Agreement restricts the Employee from exercising statutory rights to seek assistance through resort to state and federal agencies including the Equal Employment Opportunity Commission (EEOC); however, if a right-to-sue notice is issued, binding arbitration shall be the exclusive remedy to resolve any claims covered by this Agreement that relate to said right-to-sue notice. The EEOC is the federal agency that enforces laws prohibiting discrimination.

5.    Nothing in this Arbitration Agreement restricts the Parties from seeking temporary injunctive relief from a court of competent jurisdiction, as may be authorized by law. However, all claims covered by this Arbitration Agreement for permanent injunctive relief, damages or any other relief must be sought through arbitration pursuant to this Arbitration Agreement.

6.    Nothing in this Arbitration Agreement shall prevent the parties from agreeing voluntarily to submit the dispute to mediation. If the dispute is not resolved through mediation, it shall be submitted to binding arbitration.

7.    A Request for Arbitration must be submitted in writing within one year of the action or event that gives rise to a claim. Failure by a Party to submit a written Request for Arbitration within one year of the action or event that gives rise to his, her or its claim will result in a complete waiver of the right to raise any claim, in any forum, regarding that dispute.

If a court or other tribunal of competent jurisdiction determines that the above one year limitations period is not enforceable as to a particular claim, then the applicable limitations period to arbitrate that claim will be the same limitations period that would govern the claim if it were brought in the state court where the action or event that gives rise to the claim occurred. In such an eventuality, if either Party fails to submit a written Request for Arbitration within the applicable statute of limitations, that Party will have waived any right to raise any claim, in any forum, regarding that dispute.

A Request for Arbitration must contain:

a.	A factual description of the dispute in sufficient detail to advise the other party of the nature of the dispute;

b.	The date when the dispute first arose;

c.	The names and telephone numbers of any persons with knowledge of the dispute; and

d.	The relief sought by requesting party.

The Party to whom the Request for Arbitration is directed will submit a Response within thirty (30) days so that the Parties can begin the process of selecting an Arbitrator. Such Response may include any counterclaims.

8.    All disputes will be resolved by a single Arbitrator. The Arbitrator will be jointly selected by the Company and Employee. The Arbitrator shall be an attorney duly admitted to practice in the state where the dispute arose. If the parties cannot agree on an Arbitrator, then a list of five (5) arbitrators, experienced in employment matters, shall be obtained from an appropriate organization, such as the American Arbitration Association. The Arbitrator will be selected by the Parties who will alternately strike names from the list. The last name remaining on the list will be the Arbitrator selected to resolve the dispute.

9.    Once the arbitration has commenced, both the Company and the Employee shall have the right to conduct normal civil discovery, including the taking of depositions, prior to the arbitration hearing. The Parties will be entitled to 2 depositions per side as of right, with more permitted if leave is obtained from the Arbitrator. Other than as set forth in this Arbitration Agreement, the arbitration and discovery processes shall be governed by Rules 3, 5-12, 26(a)(2)-26(a)(5), 26(b), 26(c), 26(g), 28-37, 41, 43-46, 50, 54-57, 65 and 68 of the Federal Rules of Civil Procedure.

10.    The Arbitrator shall have the exclusive authority to resolve any issues relating to the arbitrability of the dispute or the validity or interpretation of this Arbitration Agreement. The Arbitrator will have the authority to rule on motions to dismiss and/or motions for summary judgment applying the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator is only granted the authority to decide issues submitted to him/her by the Parties. The issues must be identifiable in the Request For Arbitration or the Response and any counterclaims raised in the Response. Except as required by law, any issues not identifiable in those documents is outside the scope of the Arbitrator’s jurisdiction and any award involving such issues, upon motion by a party, shall be vacated.

11.    The Arbitrator shall be empowered to award either Party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special, and punitive damages, and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The Arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The Arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute at issue. Judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction.

12.    Unless otherwise required by law, fees and costs shall be allocated in the following manner:

a.	Each party will initially bear their own attorney’s fees, subject to any rulings by the Arbitrator, as authorized or required by law.

b.	In disputes regarding statutory claims of alleged discrimination and/or harassment, to the extent required by law, the Company shall pay the entire cost of the arbitrator’s services, the facility in which the arbitration is to be held, and any similar costs, except that Employee shall contribute towards these costs an amount equal to the then-current filing fee charged for filing a complaint in the state court where the dispute arose. This apportionment of costs will also apply to any other disputes where it is required by law.

c.	In all other disputes regarding claims other than statutory claim of alleged discrimination and/or harassment, to the extent authorized by law, Employee and the Company will both contribute equally to the cost of the arbitrator’s services, the facility in which the arbitration is to be held, and any similar costs.

d.	If, after an analysis of the actual costs of the arbitration and Employee’s economic condition, a court or arbitrator determines that, because of his or her economic condition, Employee cannot be required to pay his or her entire portion of the costs for the arbitrator’s services, as set forth in this section, the court or arbitrator may reduce the costs for the arbitrator’s services chargeable to Employee and the Company will be responsible for the unpaid portion of Employee’s share of the costs for the arbitrator’s services.

e.	Each party shall be responsible for his, her, its costs associated with discovery, except as required by law or the Arbitrator’s orders.

13.    Following the evidentiary portion of an arbitration hearing, either party shall have the right to prepare and file with the Arbitrator a post-hearing brief not to exceed fifteen (15) pages in length. Any such brief shall be served on the Arbitrator and the other party within thirty (30) days of the close of the evidentiary portion of the hearing, unless the parties agree to some other time period. The Arbitrator shall have the authority to grant an extension or to increase the page limitation set forth above upon the request of any party for good cause shown.

14.    Should any part of this Arbitration Agreement be declared by a court of competent jurisdiction to be invalid, unlawful or otherwise unenforceable, said part may be severed, restricted or modified so as to give effect to the intent of the Parties that their disputes be resolved through binding arbitration, the remaining parts shall not be affected thereby, and the Parties shall arbitrate their dispute without reference to or reliance upon the invalid, unlawful or unenforceable part of the Arbitration Agreement.

15.    Neither the Parties nor the Arbitrator may disclose the existence, content or results of any arbitration under this Arbitration Agreement without the prior written consent of all Parties, except that disclosure may be made in the following circumstances: (a) if required by law; (b) to the Parties respective spouses, officers, insurers and legal and tax advisors; and (c) in connection with an application made to a court to enforce, vacate or modify an Arbitrator’s award, and in such circumstances, all pleadings briefs, memoranda and exhibits shall be filed under seal.

16.    This Arbitration Agreement does not in any way alter Employee’s “at-will” status of employment. Either Employee or the Company may terminate the employment relationship with or without cause at any time.

17.    This Arbitration Agreement is the full and complete Agreement of the parties relating to resolution of disputes arising out of or relating to employment, about conditions of employment and/or termination of employment. This Agreement may not be modified except by the parties and then only in writing.

Date: May 10, 2004	Date: May 10, 2004

/s/ Joji Suzuki	/s/ Takashi Kiyoizumi
Joji Suzuki	Takashi Kiyoizumi, M.D., Ph.D.
President & CEO
MediciNova, Inc.